                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                              (Amendment No. 2)(1)

                                   SIRVA, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   82967Y 10 4
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                  June 26, 2006
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

     If the filing  person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this  schedule  because  of Rule  13d-1(e),  13d-1(f)  or  13d-1(g),  check  the following box / /.

     NOTE. The Schedules  filed in paper format shall include a signed  original and five copies of the schedule,  including all exhibits.  SEE Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 11 Pages)

--------
     (1) The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 82967Y 10 4                 13D                    Page 2 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MLF Investments, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   5,404,300 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              5,404,300 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    5,404,300 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.3%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 82967Y 10 4                 13D                    Page 3 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MLF Offshore Portfolio Company, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   5,404,300 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              5,404,300 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    5,404,300 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.3%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 82967Y 10 4                 13D                    Page 4 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MLF Cayman GP, Ltd.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   5,404,300 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              5,404,300 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    5,404,300 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.3%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 82967Y 10 4                 13D                    Page 5 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MLF Capital Management, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   5,404,300 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              5,404,300 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    5,404,300 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.3%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 82967Y 10 4                 13D                    Page 6 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MLF Holdings, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   5,404,300 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              5,404,300 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    5,404,300 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.3%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 82967Y 10 4                 13D                    Page 7 of 11 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Matthew L. Feshbach
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   5,404,300 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              5,404,300 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    5,404,300 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.3%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 82967Y 10 4                 13D                    Page 8 of 11 Pages
----------------------                                    ----------------------

     The  following  constitutes  Amendment  No. 2  ("Amendment  No.  2") to the
Schedule 13D filed by the undersigned.  This Amendment No. 2 amends the Schedule
13D as specifically set forth.

     Item 3 is hereby amended and restated to read as follows:

Item 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          As of June 28, 2006, MLF Offshore  beneficially owned 5,404,300 shares of Common Stock. MLFI, Mr. Feshbach,  MLF Cayman, MLF Holdings,  and MLF Capital
may be deemed to  beneficially  own the  shares  of  Common  Stock  owned by MLF
Offshore.  The funds used to purchase  such shares of Common Stock came from the working  capital of MLF Offshore.  The  aggregate  cost of such shares of Common
Stock is approximately $37,584,028.69.

     Items 5(a)-(c) are hereby amended and restated to read as follows:

Item 5.  INTEREST IN SECURITIES OF THE ISSUER.

          (a) The aggregate  percentage of Shares  reported owned by each person named  herein is based upon  73,935,717  Shares  outstanding  as of November 14,
2005, as reported in the Issuer's Definitive Proxy Statement on Schedule 14A, as
filed with the Securities and Exchange Commission on November 30, 2005.

          As of the  close of  business  on June  28,  2006,  each of MLFI,  MLF
Offshore,  MLF Cayman, Mr. Feshbach,  MLF Holdings and MLF Capital  beneficially
owned  5,404,300  Shares,   constituting   approximately   7.3%  of  the  Shares
outstanding.

          (b) Each of MLFI, MLF Offshore, MLF Cayman, Mr. Feshbach, MLF Holdings
and MLF  Capital  shares the power to vote and dispose or to direct the vote and disposition of 5,404,300 Shares, or 7.3% of the Shares outstanding.

          (c)  Schedule A annexed  hereto lists all  transactions  in the Shares during the past sixty days by the Reporting  Persons.  All of such  transactions were effected in the open market.

----------------------                                    ----------------------
CUSIP No. 82967Y 10 4                 13D                    Page 9 of 11 Pages
----------------------                                    ----------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of his knowledge and belief,  each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 28, 2006

                                            /s/ Matthew L. Feshbach
                                           -------------------------------------
                                           MATTHEW L. FESHBACH

                                           MLF INVESTMENTS, LLC

                                           By: /s/ Matthew L. Feshbach
                                               ---------------------------------
                                               Name:  Matthew L. Feshbach
                                               Title: Managing Member

                                           MLF OFFSHORE PORTFOLIO COMPANY, L.P.

                                           By: MLF Cayman GP, Ltd.
                                               Title: General Partner

                                           By: MLF Capital Management, L.P.
                                               Sole shareholder

                                           By: MLF Holdings, LLC,
                                               General Partner

                                           By:  /s/ Matthew L. Feshbach
                                               ---------------------------------
                                               Name:  Matthew L. Feshbach
                                               Title: Managing Member

                                           MLF CAYMAN GP, LTD.

                                           By:  MLF Capital Management, L.P.
                                                Sole shareholder

                                           By:  MLF Holdings, LLC,
                                                General Partner

                                           By: /s/ Matthew L. Feshbach
                                              ----------------------------------
                                              Name:   Matthew L. Feshbach
                                              Title:  Managing Member

------------------------                                ------------------------
CUSIP No. 82967Y 10 4                  13D                   Page 10 of 11 Pages
------------------------                                ------------------------

                                           MLF CAPITAL MANAGEMENT, L.P.

                                           By: MLF Holdings, LLC
                                               General Partner

                                           By: /s/ Matthew L. Feshbach
                                              ----------------------------------
                                              Name:  Matthew L. Feshbach
                                              Title: Managing Member

                                           MLF HOLDINGS, LLC

                                           By: /s/ Matthew L. Feshbach
                                              ----------------------------------
                                              Name:  Matthew L. Feshbach
                                              Title: Managing Member

------------------------                                ------------------------
CUSIP No. 82967Y 10 4                  13D                   Page 11 of 11 Pages
------------------------                                ------------------------

                                   SCHEDULE A

               TRANSACTIONS IN THE SHARES DURING THE PAST 60 DAYS

TRANSACTIONS BY MLF OFFSHORE PORTFOLIO COMPANY, L.P.

--------------------------------------------------------------------------------
   Shares of Common Stock          Price Per Share ($)          Date of Purchase
         Purchased
--------------------------------------------------------------------------------
         100,000                        $6.6685                   6/26/06
--------------------------------------------------------------------------------
         200,000                        $6.7188                   6/23/06
--------------------------------------------------------------------------------
          50,000                        $6.5867                   6/22/06
--------------------------------------------------------------------------------
          50,000                        $6.5850                   6/21/06
--------------------------------------------------------------------------------

MLF INVESTMENTS, LLC

     None

MLF CAYMAN GP, LTD.

     None

MLF CAPITAL MANAGEMENT, L.P.

     None

MLF HOLDINGS, LLC

     None

MATTHEW L. FESHBACH

     None